Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: October 23, 2007 @ 1:30 P.M. PT

ACTEL ANNOUNCES THIRD QUARTER 2007 REVENUES

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced net revenues for the third quarter of 2007, which ended September 30, 2007. No additional financial results for the third quarter will be available until after completion of the ongoing review of the Company’s historical stock option practices and related accounting.

Net revenues for the third quarter of 2007 were $47.9 million, down 4 percent from the third quarter of 2006 and down 2 percent from the second quarter of 2007.

Revenue Outlook – Fourth Quarter 2007

The Company believes that fourth quarter revenues will be in the range from one percent down to three percent up sequentially.

Stock Option Review

As previously announced:

• A Special Committee of Actel’s Board of Directors, composed of independent directors and assisted by independent counsel, was appointed on September 22, 2006, to review the Company’s historical stock option grant practices and related accounting. On January 30, 2007, the Special Committee presented its preliminary findings to the Board of Directors. The preliminary findings were described in a Current Report on Form 8-K filed by Actel on February 1, 2007. On March 9, 2007, the Special Committee delivered its final report to the Board of Directors.

• Actel voluntarily informed the staff of the Securities and Exchange Commission (the “SEC”) about the internal review. On May 23, 2007, the staff indicated that it had closed its file and would not recommend any enforcement action by the SEC.

• Actel has received notices from The Nasdaq Stock Market (“Nasdaq”) of staff determinations that the Company is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), under which listed companies must file with the SEC all required reports, and Rules 4350(e) and 4350(g), under which listed companies must hold an annual meeting of shareholders, solicit proxies, and provide proxy statements to Nasdaq. On February 16, 2007, a Nasdaq Listing Qualifications Panel (“Panel”) granted Actel’s request for continued listing. On May 18, 2007, the Panel determined to delist the Company’s securities, but stayed the delisting pending further action by the Nasdaq Listing and Hearing Review Council (“Listing Council”). On April 2, 2007, the Listing Council stayed the Panel’s decision pending a review by the Listing Council. On August 23, 2007, the Listing Council determined to exercise its discretionary authority to grant the Company an exception until October 22, 2007, which represented the full extent of the Listing Council’s discretionary authority. On October 17, 2007, the Board of Directors of The NASDAQ Stock Market LLC (the “Nasdaq Board”) called for review the August 23, 2007, decision of the Listing Council and stayed the decision to suspend the Company’s securities from trading pending further consideration by the Nasdaq Board.

• On January 18, 2007, Actel’s management concluded that shareholders and other investors should no longer rely on the Company’s financial statements and the related reports or interim reviews of Actel’s independent registered public accounting firm and all earnings press releases and similar communications issued by the Company for fiscal periods commencing on or after January 1, 1996. Actel’s management has also concluded that the Company needs to restate its historical financial statements to record additional non-cash and potentially other charges related to past stock option grants.

• Working with its independent registered public accounting firm, the Company is evaluating corrections to measurement dates and other related accounting issues and is quantifying the financial and tax impact of those inaccuracies and corrections. In lieu of amending its prior filings with the SEC to restate financial statements, Actel intends to include in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the comprehensive disclosure outlined in guidance posted by the SEC Chief Accountant’s Office on January 16, 2007.

The Company intends to file its delinquent SEC periodic reports, including any required restatements, and solicit proxies and hold an annual shareholders’ meeting as soon as practicable.

Safe-Harbor Statement

The statements in this press release regarding the Company’s outlook for fourth-quarter revenues and intentions with respect to the stock option review are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in the forward-looking statements. Risk factors that make it difficult for Actel to accurately predict quarterly revenues include general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. Risk factors that make it difficult for the Company to predict when it will become current with the SEC’s periodic reporting requirements and compliant with the Nasdaq’s listing requirements include modifications in the amount and timing of previously awarded stock-based compensation; the recording of additional expenses, including expenses in past periods that were deemed immaterial at the time and expenses in the 2006 fiscal year that normally would have been subsequent events; claims and proceedings relating to such matters, including shareholder litigation; and negative tax or other implications resulting from any accounting adjustments or other factors. Any failure to meet expectations could cause the price of the Company’s stock to decline significantly. Actel does not assume, and expressly disclaims, any duty to update the forward-looking statements or risk factors.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.

ACTEL CORPORATION

NET REVENUES
(unaudited)

	Three Months Ended
	Sep. 30, 2007	July 1, 2007
Net revenues (in thousands)	$47,880	$48,790
Revenue By Geographic Region :
North America	54%	46%
Europe	25%	34%
Asia Pacific/Row	21%	20%
Revenue By Market Segment :
Communication	17%	16%
Consumer	12%	14%
Industrial	38%	43%
Aero/Military	33%	27%
Revenue By Channel :
OEM	25%	24%
Distribution	75%	76%
Revenue By Product Category :
New*	43%	43%
Mature	57%	57%

*	New products are defined as the eX, SX-A, AX, RTSX, RTAX, and Flash technology product families.